Form N-SAR,
Sub-Item 77I
Terms of new or amended securities

Nuveen California Quality Municipal Income Fund f/k/a Nuveen California Dividend Advantage Municipal Fund

811-09161


The Registrant has added new series of the preferred share class, as stated in each of the Statements Establishing and Fixing the Rights and Preferences, containing a description of the securities. The Registrant incorporates by reference to this Sub-Item 77I the Registrants Statement of Establishing and Fixing the Rights and Preferences of Series 7 and Series
8 VRDP Shares, a Form Of which were filed in the SEC filing on Form DEF 14A on July 13, 2016, Accession No. 0001193125-16-647283.